Exhibit 23.2

September 21, 2020

Re:	Consent of Independent Petroleum Consultant

We refer to our report dated February 3, 2020 entitled “Evaluation of the P&NG Reserves of Obsidian Energy Ltd. (“Obsidian Energy”) (As of December 31, 2019)” and our report dated January 24, 2019 entitled “Evaluation of the P&NG Reserves of Obsidian Energy Ltd. (As of December 31, 2018)” (the “Sproule Reports”).

We hereby consent to the use of our name and to the inclusion of, reference to, and use of information derived from, the Sproule Reports in the Registration Statement on Form F-4 of Obsidian Energy.

Sincerely,

Sproule Associates Limited

Original Signed by “Douglas McNichol”

Douglas McNichol, P.Eng.
Senior Manager, Engineering

140 Fourth Avenue SW, Suite 900

Calgary, AB, Canada T2P 3N3

Sproule.com

T +1 403 294 5500 F +1 403 294 5590 TF +1 877 777 6135